Exhibit 99.B(d)(2)

Schedule B
to the
Investment Advisory Agreement
dated December 16, 1994
as amended and restated on December 10, 2003, March 8, 2006, December 7, 2006, March
14, 2007, August 3, 2007, March 25, 2009, June 25, 2009,
December 9, 2009, February 16, 2010, December 6, 2011, March 28, 2012, August 7, 2014,
September 15, 2014 AND December 9, 2014
between
SEI Institutional Managed Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

This Schedule B supersedes Schedule A to the Investment Advisory Agreement between SEI Institutional Managed Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.39%
Large Cap Value Fund	0.35%
Large Cap Growth Fund	0.40%
Tax-Managed Large Cap Fund	0.40%
Small Cap Fund	0.65%
Small Cap Value Fund	0.65%
Small Cap Growth Fund	0.65%
Tax-Managed Small Cap Fund	0.65%
Mid-Cap Fund	0.40%
Core Fixed Income Fund	0.275%
U.S. Fixed Income Fund	0.275%
High Yield Bond Fund	0.4875%
Real Estate Fund	0.65%
U.S. Managed Volatility Fund	0.65%
Enhanced Income Fund	0.40%
Global Managed Volatility Fund	0.65%
Real Return Fund	0.22%
Tax-Managed Managed Volatility Fund	0.65%
Prime Obligation Fund	0.06%
S&P 500 Index Fund	0.03%
Multi-Strategy Alternative Fund	1.50%
Long/Short Alternative Fund	0.65%
Multi-Asset Accumulation Fund (inclusive of CFC)	0.75%
Multi-Asset Income Fund	0.60%
Multi-Asset Inflation Managed Fund (inclusive of CFC)	0.55%
Multi-Asset Capital Stability Fund	0.40%

SEI Institutional Managed Trust		SEI Investments Management Corporation

By:	/s/ David F. McCann	By:	/s/ William Lawrence

Name:	David F. McCann	Name:	William Lawrence

Position:	Vice President	Position:	Vice President